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Exhibit 5.1b

FORM OF OPINION OF GREENBERG TRAURIG LLP

[GREENBERG TRAURIG LLP LETTERHEAD]

June     , 2009

Steel Dynamics, Inc.
6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804

  Re:
  Registration Statement on Form S-3 for $                              % Convertible Senior Notes Due 2014

Ladies and Gentlemen:

              We have acted as special counsel to Steel Dynamics, Inc. (the "Company") in connection with the issuance and sale by the Company of $                        aggregate principal amount (including $                        aggregate principal amount to cover over-allotments) of the Company's            % Convertible Senior Notes due 2014 (the "Convertible Notes"), being issued and sold pursuant to a Purchase Agreement dated June     , 2009 between the Company and the several underwriters named therein (the "Purchase Agreement"). The Convertible Notes will be convertible into Common Stock in accordance with the terms of the Convertible Notes and the related Indenture dated as of June     , 2009 (the "Indenture") between the Company, the Subsidiary Guarantors listed therein ("Subsidiary Guarantors"), and Wells Fargo Bank, National Association, as trustee (the "Trustee"). The Indenture provides for the Subsidiary Guarantors to provide a Note Guarantee for the benefit the Holders of the Notes and the Trustee on the terms set forth in the Indenture (the "Note Guarantees").

              We have examined: (i) the Purchase Agreement; (ii) the Indenture; (iii) the Registration Statement on Form S-3 (Registration No. 333-                  ) (the "Registration Statement") filed by the Company to register, among other things, the Convertible Notes with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"); and (iv) the prospectus dated June     , 2009, relating to the offer and sale of the Convertible Notes (the "Prospectus").

              We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company, the Trustee, the underwriters named in the Purchaser Agreement, and others.

              Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that:

  1.
  the Convertible Notes, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the underwriters of the Convertible Notes in accordance with the terms of the Purchase Agreement, will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms; and

  2.
  the Note Guarantee, upon delivery in accordance with the terms of the Indenture, will be the legal, valid and binding obligation of each of the Subsidiary Guarantors, enforceable against each Subsidiary Guarantor in accordance with its terms.

              The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions:

              A.          The effectiveness of the Registration Statement under the Securities Act will not have been terminated or rescinded.

              B.           We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America. Our opinion is limited to the current laws of the States of New York, the United States of America, and to the current judicial interpretations thereof and to the facts as they exist on the date hereof. We assume no obligation to revise or supplement our opinion should the present laws, or the interpretation thereof, be changed in respect of any circumstances or events that occur subsequent to the date hereof.

              C.           Our opinion is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally (including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

              D.          We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights or (ii) provisions relating to indemnification or contribution, to the extent such provisions may be contrary to public policy or federal or state securities laws.

              E.           We express no opinion with respect to the effectiveness of any provision of the Indenture relating to a repurchase of Notes in connection with specified corporate transactions that constitute a make-whole fundamental change to the extent any such provision may be held to be an unenforceable penalty.

              F.           We express no opinion with respect to the effectiveness of any provision of the Indenture or the Convertible Notes to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

              G.          Our opinion in Paragraph 2 above as to the validity, binding effect and enforceability of the Note Guarantee is subject to the further limitation that we express no opinion as to (i) the applicability to, or effect upon, the obligations of any Subsidiary Guarantor under the Note Guarantee of the provisions of the law of the jurisdiction of organization or formation of such Subsidiary Guarantor restricting dividends, loans or other distributions by a corporation, limited liability company or limited partnership, as applicable, for the benefit of its shareholders, members or partners, as the case may be, or (ii) the adequacy of the benefits or consideration received by any Subsidiary Guarantor in exchange for undertaking such obligations or the effect upon the obligations of such Subsidiary Guarantor under the Note Guarantee if such benefits or consideration are inadequate.

              We consent to the filing of this opinion as an exhibit to the Company's Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

              This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purpose.

                      Very truly yours,

                      Greenberg Traurig, LLP

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  Exhibit 5.1b